Exhibit No. 99

Rayonier to Convert to a REIT

Expects First Year Dividend to be Approximately $110 Million

JACKSONVILLE, FL., August 19, 2003 – Rayonier (NYSE:RYN) today announced that its Board of Directors has approved a restructuring to qualify the company as a real estate investment trust (“REIT”), effective January 1, 2004. The company said it expects its first year dividend as a REIT to be approximately $110 million.

In addition to its regular fourth quarter cash dividend, and in compliance with tax rules applicable to REIT conversions, Rayonier intends to dividend its undistributed earnings and profits (“E&P”) to shareholders in December via a special taxable distribution. This payment, expected to be approximately $225 million, will be in the form of a stock dividend, with shareholders having an opportunity to elect to receive some cash in lieu of shares.

Rayonier said its U.S. timberland operations (approximately 2 million acres) qualify for REIT tax treatment and that non-qualifying operations, which will continue to pay corporate level tax on earnings, will be transferred into a wholly-owned “taxable REIT subsidiary” (TRS). The TRS will include Rayonier’s performance fibers, New Zealand timber, and wood products businesses, as well as the company’s “higher and better use” land sales activities.

“Placing our U.S. timber assets in a tax-advantaged ownership structure will unlock value for our shareholders and better position the company to increase our timberland holdings,” said Lee Nutter, Chairman, President and CEO. “This structure does not change our commitment to the two core businesses in which we have leadership positions – Timber and Land, and Performance Fibers – and maintains our flexibility to pursue other strategic opportunities to further enhance value.”

The company believes that the benefits from REIT status include:

•	Significantly increased cash distributions to shareholders

•	Favorable tax attributes of distributions

•	Heightened interest in Rayonier stock driven by higher dividend yield and REIT market valuation

•	A more diverse shareholder base

•	Attractive equity financing for timberland acquisitions

As a REIT, Rayonier expects to distribute a substantial portion of its available cash to shareholders with the dividend based on cash flow projections over the business cycle. As a result, the company’s annual dividend will be significantly higher than its current level of approximately $45 million per year.

The company said that as a REIT the tax treatment of its dividends should be particularly favorable to shareholders. The nature of Rayonier’s activities are such that most of the company’s income is capital gains. In addition, because Rayonier intends to distribute cash to shareholders in excess of its taxable income, it is estimated that as much as half of the company’s dividend will not be taxable to the extent a shareholder has cost basis in the stock.

The company noted that for its first 10 years as a REIT, qualifying land sales income will continue to be taxed, but only to the extent of the land’s appreciation in value at the time of REIT conversion. Income representing post-conversion appreciation will not be taxed.

Rayonier said that conversion costs are expected to be in the range of $10-12 million with approximately $6-8 million to be expensed in 2003. The company also noted that, following conversion, deferred tax liabilities of approximately $60-70 million will no longer be payable and will be reclassified to equity in the first quarter and that approximately $210 million in company debt obligations will remain with the REIT-qualifying entities.

The company said it has requested, and expects to receive, a private letter ruling from the Internal Revenue Service to the effect that its methodology for distributing E&P will fulfill REIT requirements. Details and timing of the distribution will be provided by early November.

Principal advisors to the company were Credit Suisse First Boston and Vinson & Elkins L.L.P.

Rayonier has approximately 2 million acres of timberland in the U.S. and 120,000 acres in New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of Rayonier’s sales are outside the U.S. to customers in more than 50 countries.

This press release and any information contained herein do not constitute an offer of any securities for sale. In addition, except for historical information, the matters discussed in this release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements about Rayonier’s intentions to elect REIT status, the perceived benefits of that course of action and the expected level of the company’s 2004 dividend as a REIT. The following risks and uncertainties, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: potential changes in tax laws affecting REITs; any delay or limitation in the company’s ability to complete the necessary restructuring in order to achieve REIT status for 2004, including the transfer of non-REIT qualifying assets into taxable subsidiaries; failure to receive the requested private letter ruling from the IRS; potential market confusion in identifying companies fairly comparable to Rayonier which have elected REIT status; the likely need to finance future growth through external sources of capital; potential difficulty in efficiently accessing external capital; an adverse change in the current favorable interest rate environment; the complexity of complying with technical rules in order to maintain REIT status; and the expected heightened sensitivity of Rayonier’s stock price to its ability to maintain and increase its dividend.

There are numerous additional factors that could adversely impact the company’s operations and therefore its ability to realize the expected benefits of REIT status. These factors include, but are not limited to: changes in global market trends and world events; interest rate and currency movements; changes in capital markets, including the resulting impact on returns on Rayonier pension plan assets and on certain stock-based incentive plans; fluctuations in demand for cellulose specialties, absorbent materials, timber and wood products; adverse weather conditions; changes in production costs for performance fibers and wood products, particularly for raw materials such as wood, energy and chemicals; and implementation or revision of governmental policies and regulations affecting the environment, import and export controls and taxes. For additional factors that could impact future results, please see Rayonier’s most recent Form 10-K on file with the Securities and Exchange Commission.

A conference call will be held on Wednesday, August 20 at 10:00 a.m. EDT to discuss the REIT conversion. Interested parties are invited to listen to this conference call by dialing 913-981-5520 10-15 minutes prior to the start of the teleconference. To listen via the live webcast, log onto the company’s website at www.rayonier.com and follow the link. Supplemental materials will be available at the website. A replay will also be available on the site shortly after the call where it will be archived for one month.

For more information, visit the company’s web site. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.